Exhibit 99.1

CONTACTS:

Investors:	Tom Steinbauer
Senior Vice President, Chief Financial Officer
Ameristar Casinos, Inc.
(702) 567-7000

Media:	Rebecca Theim
Director of Communications
Ameristar Casinos, Inc.
(702) 567-7000
AMERISTAR REPORTS FOURTH QUARTER AND
FULL YEAR 2008 RESULTS
▪	$1.9 Million (2.8 percent) Year-Over-Year Improvement in Adjusted EBITDA[1] in Fourth Quarter, Despite $9.1 Million (3.0 percent) Decline in Net Revenues

▪	Fourth Quarter Adjusted Earnings Per Share[1] of $0.20, Compared to $0.22 in Prior-Year Period

▪	12 Percent Year-Over-Year Increase in December Table Games Drop at Missouri Properties Following Loss Limit Removal

▪	Regulatory Reforms in Colorado Pave Way for Future Growth
LAS VEGAS, Feb. 10, 2009 – Ameristar Casinos, Inc. (NASDAQ-GS: ASCA) today announced financial results for the fourth quarter and year ended Dec. 31, 2008.
“As a result of our focus on improving operating and marketing efficiencies, Ameristar produced a $1.9 million improvement in Adjusted EBITDA in the fourth quarter, despite a $9.1 million decline in net revenues,” said Gordon Kanofsky, Ameristar’s Chief Executive Officer and Vice

[1]	Due primarily to a non-cash impairment charge at Ameristar East Chicago, we incurred a consolidated operating loss of $148.1 million and a net loss of $1.77 per diluted share on a GAAP basis for the fourth quarter of 2008. Please refer to the tables beginning on page 13 for the reconciliation of the non-GAAP financial measures EBITDA, Adjusted EBITDA and Adjusted EPS reported throughout this release. Additionally, more information on these non-GAAP financial measures can be found under the caption “Use of Non-GAAP Financial Measures” at the end of this release.

Chairman. “Achieving improved year-over-year Adjusted EBITDA in this challenging economic environment was a result of the successful implementation of our previously announced management initiatives, which are on track to generate annualized savings of approximately $45 million.
“In addition to our improved operational efficiencies, the passage of Missouri Proposition A and Colorado Amendment 50 in November position Ameristar for growth. Initial results from the Missouri loss limit removal and related changes have been positive, as evidenced by the 12 percent year-over-year increase in table games drop at our two Missouri properties in December. The success of the local gaming referendum in Black Hawk last month ensures our ability to implement the Colorado Amendment 50 reforms immediately upon their July 2, 2009 effective date.”
Fourth Quarter 2008 Results
Consolidated net revenues for the fourth quarter decreased 3.0 percent, from $302.8 million in 2007 to $293.6 million in 2008, mostly as a result of the nationwide recession that has adversely impacted all of our properties and the Colorado smoking ban, which has affected our Black Hawk property. However, our Vicksburg and St. Charles properties improved fourth quarter revenues by 4.2 percent and 3.3 percent, respectively, over the same period in 2007, as each property benefited from significant expansion projects completed in 2008.
In the fourth quarter, the Company recorded a non-cash impairment charge of $185.5 million ($109.7 million on an after-tax basis) for intangible assets related to our September 2007 East Chicago property acquisition. “We continue to believe there is long-term growth potential for Ameristar in the Chicagoland market,” Kanofsky said. “The revaluation of the property’s intangible assets, which follows a revaluation in the first quarter of 2008, was driven by further deterioration of the capital markets, as well as the current recession and its anticipated negative impact on Ameristar East Chicago’s financial results in the near term.”
Consolidated Adjusted EBITDA for the fourth quarter of 2008 increased to $68.6 million, compared to $66.8 million in the 2007 fourth quarter. Adjusted EBITDA for the fourth quarter of 2008 excludes the following (the “Adjustment Items”):
•	the $185.5 million impairment charge related to the East Chicago property acquisition;

•	$3.3 million of costs related to the campaigns to pass the Missouri and Colorado ballot initiatives;

•	impairment charges of $0.6 million on discontinued expansion projects; and

•	pre-opening expenses of $0.3 million related to the Vicksburg expansion.[2]
In light of the decline in net revenues, the increase in Adjusted EBITDA was driven by a 1.3 percentage point improvement in Adjusted EBITDA margin, from 22.1 percent in the fourth quarter of 2007 to 23.4 percent in the 2008 fourth quarter. Among the efficiency factors contributing to this margin improvement were reductions in labor and food costs and marketing expenses.
“We are quite pleased with the demonstrated impact of our efficiency undertakings on Adjusted EBITDA and margins,” said Kanofsky. “On a consolidated same-store basis, we significantly improved the spreads on our year-over-year comparisons for Adjusted EBITDA and the related margin as we progressed through each quarter in 2008. We believe this steady improvement in our core operating performance was the result of our expeditious and effective transition to a leaner operating model during these difficult economic conditions.”

[2]	The Adjustment Items negatively impacted EBITDA, operating income (loss), net income and earnings per share. In addition to being excluded from Adjusted EBITDA, their impacts are also excluded from Adjusted EPS, discussed below.

For the fourth quarter of 2008, we incurred a consolidated operating loss of $148.1 million, compared to $34.5 million in operating income in the same period in 2007. Fourth quarter 2008 operating expenses were negatively affected by the Adjustment Items noted above.
For the fourth quarter of 2008, the Company incurred a net loss of $101.1 million, or $1.77 per diluted share, compared to net income of $8.2 million, or $0.14 per diluted share, for the final quarter of 2007. Adjusted EPS3 was $0.20 for the quarter ended Dec. 31, 2008, compared to $0.22 for the 2007 fourth quarter. The decrease in Adjusted EPS from the prior-year fourth quarter was primarily attributable to increases in depreciation expense and income taxes (excluding the tax benefit from the impairment).
Full Year 2008 Results
Consolidated net revenues for fiscal year 2008 were $1.27 billion and included $282.9 million in net revenues from our East Chicago property. For 2007, the Company reported consolidated net revenues of $1.08 billion, including a contribution of $73.6 million from East Chicago, which we acquired on Sept. 18, 2007. Adjusted EBITDA for 2008 was $307.7 million, representing an increase of $29.8 million, or 10.7 percent, from 2007. For the years ended Dec. 31, 2008 and 2007, Adjusted EBITDA includes contributions from our East Chicago property of $48.0 million and $10.9 million, respectively.
Operating loss for the 2008 fiscal year was $130.7 million, compared to $173.7 million of operating income reported in 2007. The 2008 operating expenses were adversely impacted by the full year amounts of the Adjustment Items.4 Net loss was $130.7 million, or $2.28 per diluted share, compared to net income of $69.4 million, or $1.19 per diluted share, reported for 2007. Adjusted EPS for 2008

[3]	Adjusted EPS represents diluted earnings per share excluding the impacts of the Adjustment Items discussed above.

[4]	For the full year 2008, there were $314.5 million in impairment charges for intangible assets at East Chicago, $9.7 million of costs related to the Missouri and Colorado ballot initiative campaigns, $8.0 million of pre-opening and rebranding expenses, and $0.6 million of other impairment charges.

was $1.18 per diluted share, compared to $1.29 per diluted share in 2007. Adjusted EPS declined from the prior year mostly as a result of increases in marketing costs, interest expense and depreciation expense. As previously disclosed, we implemented significant reductions in marketing costs beginning in the third quarter of 2008.
Additional 2008 Fourth Quarter and Full Year Financial Information
Severance Costs. For the quarter and year ended Dec. 31, 2008, we incurred severance costs that were $2.6 million and $5.9 million, respectively, greater than in the corresponding periods in 2007. Severance costs are not excluded in determining Adjusted EBITDA or Adjusted EPS.
Stock-Based Compensation. For the quarter and year ended Dec. 31, 2008, stock-based compensation expense was $2.9 million and $10.6 million, respectively. In 2007, stock-based compensation expense totaled $3.0 million for the fourth quarter and $12.0 million for the full year.
Interest. For the fourth quarter of 2008, net interest expense was $19.8 million, compared to $22.8 million in the fourth quarter of 2007, and capitalized interest was $2.0 million for the 2008 fourth quarter, compared to $6.4 million in the fourth quarter of 2007.
Capital Expenditures. For the fourth quarter, capital expenditures were $51.1 million, including $32.6 million for the Black Hawk hotel construction. Capital expenditures for the year were $241.8 million, including $101.6 million for the construction of the Black Hawk hotel, $48.3 million related to the Vicksburg expansion and $27.9 million related to the St. Charles expansion.
Borrowings and Debt Compliance. At Dec. 31, 2008, total debt was $1.65 billion, an increase of $2.5 million from Dec. 31, 2007. During the fourth quarter,

net borrowings totaled $32.8 million. In Jan. 2009, we borrowed an additional $24.0 million under our revolving loan facility. We are currently required to maintain a senior leverage ratio, calculated as senior debt divided by EBITDA as defined in our credit facility, of no more than 5.25:1. At Dec. 31, 2008, our senior leverage ratio was 5.14:1. The required ratio declines to 5.0:1 at June 30, 2009 and 4.75:1 at Sept. 30, 2009. Under certain circumstances, our credit facility permits us to incur up to $500 million of subordinated indebtedness, subject to the maintenance of required leverage ratios. We are in discussions with our lenders to obtain an amendment to the credit facility to ensure that we maintain compliance with our senior leverage ratio covenant.
Missouri and Colorado Regulatory Reforms
Missouri
We implemented the operational changes authorized by the passage of Proposition A within a few hours of receiving approval from the Missouri Gaming Commission on Nov. 7, 2008. Proposition A eliminated the $500 loss limit and the law requiring a player identification and tracking card. In addition, the proposition placed a moratorium on new gaming licenses and increased taxes on gross gaming receipts one percentage point, to 21 percent. “Both of our Missouri properties have seen early positive results related to these changes,” Kanofsky said. “We are more confident than ever that the elimination of these requirements will make our Missouri properties more appealing and lead to further operating and marketing efficiencies.”
Colorado
The passage of the local referendum in Black Hawk to implement the provisions of statewide Amendment 50 will allow us to operate our casino 24 hours daily (increased from the current 18-hour limit), increase single-bet limits to $100 (from the current $5 limit), and add the games of craps and roulette. Within a few months of the July 2, 2009 effective date of these changes, we anticipate opening our 536-room luxury hotel and related amenities. “The opening of our hotel and spa, coupled with the changes authorized by Amendment 50, will enable Ameristar Casino Resort Spa Black Hawk to become the only true destination gaming resort in the Denver market and should allow us to attract guests who now travel to Las Vegas for gaming and resort entertainment,” Kanofsky said.
Outlook
“We expect to face continued revenue challenges in 2009 from the struggling economy and increased competition in two markets. However, our proactive efforts to manage marketing expense, adjust our workforce and achieve other operational efficiencies have helped to significantly improve our margins,” Kanofsky said. “We believe Ameristar is well positioned to withstand the economic downturn.”
In the first quarter of 2009, the Company currently expects:
•	depreciation to range from $26 million to $27 million

•	interest expense to be between $16 million and $17 million

•	the combined state and federal income tax rate to be in the range of 43 percent to 44 percent

•	capital spending of $55 million to $60 million

•	capitalized interest of $2 million to $3 million

•	non-cash stock-based compensation expense of $2 million to $3 million

Conference Call Information
We will hold a conference call to discuss our fourth quarter and full year results on Tuesday, Feb. 10, 2009 at 1 p.m. EST. The call can be accessed live by dialing (888) 694-4728 toll-free domestically, or (973) 582-2745, and referencing conference ID number 83136375. Conference call participants are requested to dial in at least five minutes early to ensure a prompt start. Interested parties wishing to listen to the conference call and view corresponding informative slides on the Internet may do so live at our web site – www.ameristar.com – in “About Ameristar/Investor Relations” under the “Quarterly Results’ Conference Calls” section. The conference call will be recorded and can be replayed from Feb. 10, 2009 at 4 p.m. EST until Feb. 17, 2009 at 11:59 p.m. EST. To listen to the replay, call toll-free (800) 642-1687, or (706) 645-9291, and reference the conference ID number above.
Forward-Looking Information
This release contains certain forward-looking information that generally can be identified by the context of the statement or the use of forward-looking terminology, such as “believes,” “estimates,” “anticipates,” “intends,” “expects,” “plans,” “is confident that,” “should” or words of similar meaning, with reference to Ameristar or our management. Similarly, statements that describe our future plans, objectives, strategies, financial results or position, operational expectations or goals are forward-looking statements. It is possible that our expectations may not be met due to various factors, many of which are beyond our control, and we therefore cannot give any assurance that such expectations will prove to be correct. For a discussion of relevant factors, risks and uncertainties that could materially affect our future results, attention is directed to “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended Dec. 31, 2007 and “Item 1A. Risk Factors” and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of

Operations” in our Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2008.
On a monthly basis, gaming regulatory authorities in certain states in which we operate publish gross gaming revenue and/or certain other financial information for the gaming facilities that operate within their respective jurisdictions. Because various factors in addition to our gross gaming revenue (including operating costs, promotional allowances and corporate and other expenses) influence our operating income, EBITDA and diluted earnings per share, such reported information, as it relates to Ameristar, may not accurately reflect the results of our operations for such periods or for future periods.
About Ameristar
Ameristar Casinos, Inc. is a leading Las Vegas-based gaming and entertainment company known for its premier properties characterized by innovative architecture, state-of-the-art casino floors and superior dining, lodging and entertainment offerings. Ameristar’s focus on the total entertainment experience and the highest quality guest service has earned it leading market share positions in the markets in which it operates. Founded in 1954 in Jackpot, Nev., Ameristar has been a public company since November 1993. The Company has a portfolio of eight casinos in seven markets: Ameristar Casino Resort Spa in St. Charles (greater St. Louis); Ameristar Casino Hotel Kansas City; Ameristar Casino Hotel Council Bluffs (Omaha, Neb. and southwestern Iowa); Ameristar Casino Hotel Vicksburg (Jackson, Miss. and Monroe, La.); Ameristar Casino Hotel East Chicago (Chicagoland area); Ameristar Casino Black Hawk (Denver metropolitan area); and Cactus Petes and The Horseshu in Jackpot, Nev. (Idaho and the Pacific Northwest).
Visit Ameristar Casinos’ web site at www.ameristar.com
(which shall not be deemed to be incorporated in or a part of this news release).

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007(1)
REVENUES:
Casino	$296,293	$306,991	$1,296,806	$1,083,380
Food and beverage	36,466	37,977	156,987	136,471
Rooms	13,827	8,794	56,024	30,844
Other	8,684	8,371	38,491	30,387

	355,270	362,133	1,548,308	1,281,082
Promotional allowances	(61,634)	(59,357)	(280,406)	(200,559)

Net revenues	293,636	302,776	1,267,902	1,080,523

OPERATING EXPENSES:
Casino	139,584	145,651	604,747	478,504
Food and beverage	18,007	19,145	74,650	70,439
Rooms	2,636	3,506	11,221	9,341
Other	4,586	4,625	21,154	19,157
Selling, general and administrative	63,858	65,994	265,622	229,801
Depreciation and amortization	26,993	24,758	105,895	94,810
Impairment loss on assets	186,082	4,592	315,531	4,758

Total operating expenses	441,746	268,271	1,398,820	906,810

(Loss) income from operations	(148,110)	34,505	(130,918)	173,713

OTHER INCOME (EXPENSE):
Interest income	181	395	774	2,113
Interest expense, net	(19,790)	(22,828)	(76,639)	(57,742)
Net gain (loss) on disposition of assets	244	(103)	(683)	(1,408)
Other	(1,945)	(189)	(3,404)	(178)

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) PROVISION	(169,420)	11,780	(210,870)	116,498
Income tax (benefit) provision	(68,323)	3,542	(80,198)	47,065

NET (LOSS) INCOME	$(101,097)	$8,238	$(130,672)	$69,433

(LOSS) EARNINGS PER SHARE:
Basic	$(1.77)	$0.14	$(2.28)	$1.22

Diluted	$(1.77)	$0.14	$(2.28)	$1.19

CASH DIVIDENDS DECLARED PER SHARE	$—	$0.10	$0.32	$0.41

WEIGHTED-AVERAGE SHARES OUTSTANDING:
Basic	57,234	57,078	57,191	57,052

Diluted	57,234	58,219	57,191	58,322

(1)	The East Chicago property was acquired on September 18, 2007. The condensed consolidated financial statements reflect the East Chicago property’s operating results only from the acquisition date.

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA
(Dollars in Thousands)
(Unaudited)

	December 31, 2008	December 31, 2007
Balance sheet data
Cash and cash equivalents	$65,109	$98,498
Total assets	$2,216,621	$2,412,096
Total debt, including current maturities	$1,648,500	$1,645,952
Stockholders’ equity	$338,780	$503,126

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Consolidated cash flow information
Net cash provided by operating activities	$24,437	$30,882	$230,884	$202,746
Net cash used in investing activities	$(54,323)	$(85,578)	$(249,824)	$(954,287)
Net cash provided by (used in) financing activities	$26,747	$39,754	$(14,449)	$748,899

Net revenues
Ameristar St. Charles	$69,708	$67,502	$289,793	$284,106
Ameristar Kansas City	56,307	58,662	239,964	249,716
Ameristar Council Bluffs	40,433	43,439	174,778	178,349
Ameristar Vicksburg	31,218	29,959	133,204	130,498
Ameristar Black Hawk	18,079	22,020	79,883	91,050
Jackpot Properties	14,808	16,765	67,414	73,199

Net revenues from historical properties	230,553	238,347	985,036	1,006,918
Ameristar East Chicago (1)	63,083	64,429	282,866	73,605

Consolidated net revenues	$293,636	$302,776	$1,267,902	$1,080,523

Operating income (loss)
Ameristar St. Charles	$14,565	$12,949	$60,260	$64,743
Ameristar Kansas City	12,352	9,649	50,082	50,092
Ameristar Council Bluffs	12,229	11,575	50,710	49,692
Ameristar Vicksburg	7,005	7,557	36,564	40,586
Ameristar Black Hawk	1,993	3,331	10,993	17,019
Jackpot Properties	2,175	2,321	11,799	13,926
Corporate and other	(18,080)	(18,569)	(66,225)	(67,705)

Operating income from historical properties	32,239	28,813	154,183	168,353
Ameristar East Chicago (1)	(180,349)	5,692	(285,101)	5,360

Consolidated operating (loss) income	$(148,110)	$34,505	$(130,918)	$173,713

EBITDA
Ameristar St. Charles	$21,278	$17,379	$85,234	$87,728
Ameristar Kansas City	16,671	15,142	69,155	72,596
Ameristar Council Bluffs	15,242	14,891	62,467	62,901
Ameristar Vicksburg	11,475	10,639	52,649	52,867
Ameristar Black Hawk	4,749	6,446	22,182	28,799
Jackpot Properties	3,677	3,606	17,479	18,799
Corporate and other	(17,312)	(17,540)	(62,745)	(63,942)

EBITDA from historical properties	55,780	50,563	246,421	259,748
Ameristar East Chicago (1)	(176,897)	8,700	(271,444)	8,775

Consolidated EBITDA	$(121,117)	$59,263	$(25,023)	$268,523

AMERISTAR CASINOS, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED FINANCIAL DATA — CONTINUED
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Operating income (loss) margins (2)
Ameristar St. Charles	20.9%	19.2%	20.8%	22.8%
Ameristar Kansas City	21.9%	16.4%	20.9%	20.1%
Ameristar Council Bluffs	30.2%	26.6%	29.0%	27.9%
Ameristar Vicksburg	22.4%	25.2%	27.4%	31.1%
Ameristar Black Hawk	11.0%	15.1%	13.8%	18.7%
Jackpot Properties	14.7%	13.8%	17.5%	19.0%
Operating income margin from historical properties	14.0%	12.1%	15.7%	16.7%
Ameristar East Chicago (1)	-285.9%	8.8%	-100.8%	7.3%
Consolidated operating (loss) income margin	-50.4%	11.4%	-10.3%	16.1%

EBITDA margins (3)
Ameristar St. Charles	30.5%	25.7%	29.4%	30.9%
Ameristar Kansas City	29.6%	25.8%	28.8%	29.1%
Ameristar Council Bluffs	37.7%	34.3%	35.7%	35.3%
Ameristar Vicksburg	36.8%	35.5%	39.5%	40.5%
Ameristar Black Hawk	26.3%	29.3%	27.8%	31.6%
Jackpot Properties	24.8%	21.5%	25.9%	25.7%
EBITDA margin from historical properties	24.2%	21.2%	25.0%	25.8%
Ameristar East Chicago (1)	-280.4%	13.5%	-96.0%	11.9%
Consolidated EBITDA margin	-41.2%	19.6%	-2.0%	24.9%

(1)	The East Chicago property was acquired on September 18, 2007. Accordingly, only 105 days of operating results are included for this property for the year ended December 31, 2007.

(2)	Operating income (loss) margin is operating income (loss) as a percentage of net revenues.

(3)	EBITDA margin is EBITDA as a percentage of net revenues.

RECONCILIATION OF OPERATING (LOSS) INCOME TO EBITDA
(Dollars in Thousands)
(Unaudited)
     The following table sets forth a reconciliation of operating (loss) income, a GAAP financial measure, to EBITDA, a non-GAAP financial measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Ameristar St. Charles:
Operating income	$14,565	$12,949	$60,260	$64,743
Depreciation and amortization	6,713	4,430	24,974	22,985

EBITDA	$21,278	$17,379	$85,234	$87,728

Ameristar Kansas City:
Operating income	$12,352	$9,649	$50,082	$50,092
Depreciation and amortization	4,319	5,493	19,073	22,504

EBITDA	$16,671	$15,142	$69,155	$72,596

Ameristar Council Bluffs:
Operating income	$12,229	$11,575	$50,710	$49,692
Depreciation and amortization	3,013	3,316	11,757	13,209

EBITDA	$15,242	$14,891	$62,467	$62,901

Ameristar Vicksburg:
Operating income	$7,005	$7,557	$36,564	$40,586
Depreciation and amortization	4,470	3,082	16,085	12,281

EBITDA	$11,475	$10,639	$52,649	$52,867

Ameristar East Chicago:
Operating (loss) income	$(180,349)	$5,692	$(285,101)	$5,360
Depreciation and amortization	3,452	3,008	13,657	3,415

EBITDA	$(176,897)	$8,700	$(271,444)	$8,775

Ameristar Black Hawk:
Operating income	$1,993	$3,331	$10,993	$17,019
Depreciation and amortization	2,756	3,115	11,189	11,780

EBITDA	$4,749	$6,446	$22,182	$28,799

Jackpot Properties:
Operating income	$2,175	$2,321	$11,799	$13,926
Depreciation and amortization	1,502	1,285	5,680	4,873

EBITDA	$3,677	$3,606	$17,479	$18,799

Corporate and other:
Operating loss	$(18,080)	$(18,569)	$(66,225)	$(67,705)
Depreciation and amortization	768	1,029	3,480	3,763

EBITDA	$(17,312)	$(17,540)	$(62,745)	$(63,942)

Consolidated:
Operating (loss) income	$(148,110)	$34,505	$(130,918)	$173,713
Depreciation and amortization	26,993	24,758	105,895	94,810

EBITDA	$(121,117)	$59,263	$(25,023)	$268,523

RECONCILIATION OF EBITDA TO ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
EBITDA	$(121,117)	$59,263	$(25,023)	$268,523
Impairment loss on East Chicago intangible assets	185,500	—	314,500	—
Missouri and Colorado ballot initiative costs	3,328	—	9,651	—
East Chicago transition and rebranding costs	—	974	4,979	2,087
Vicksburg and St. Charles pre-opening expenses	339	2,080	3,061	2,840
Impairment loss on discontinued expansion projects	578	4,456	578	4,456

Adjusted EBITDA	$68,628	$66,773	$307,746	$277,906

RECONCILIATION OF EPS TO ADJUSTED EPS
(Unaudited)
The following table sets forth a reconciliation of diluted (loss) earnings per share (EPS), a GAAP financial measure, to adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Diluted (loss) earnings per share (EPS)	$(1.77)	$0.14	$(2.28)	$1.19
Impairment loss on East Chicago intangible assets	1.92	—	3.25	—
Missouri and Colorado ballot initiative costs	0.04	—	0.11	—
East Chicago transition and rebranding costs	—	0.01	0.06	0.02
Vicksburg and St. Charles pre-opening expenses	—	0.02	0.03	0.03
Impairment loss on discontinued expansion projects	0.01	0.05	0.01	0.05

Adjusted diluted earnings per share (Adjusted EPS)	$0.20	$0.22	$1.18	$1.29

Use of Non-GAAP Financial Measures
Securities and Exchange Commission Regulation G, “Conditions for Use of Non-GAAP Financial Measures,” prescribes the conditions for use of non-GAAP financial information in public disclosures. We believe our presentations of the following non-GAAP financial measures are important supplemental measures of operating performance to investors: earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA and adjusted diluted earnings per share (Adjusted EPS). The following discussion defines these terms and explains why we believe they are useful measures of our performance.

EBITDA and Adjusted EBITDA
EBITDA is a commonly used measure of performance in the gaming industry that we believe, when considered with measures calculated in accordance with United States generally accepted accounting principles, or GAAP, gives investors a more complete understanding of operating results before the impact of investing and financing transactions and income taxes and facilitates comparisons between us and our competitors. In forecasting and measuring our core operating results and in comparing period-to-period results, management adjusts EBITDA, as appropriate, to exclude certain non-recurring items.
The measure adjusting for such items, which we refer to as Adjusted EBITDA, is a significant factor in management’s internal evaluation of total Company and individual property performance and in the evaluation of incentive compensation for employees. Therefore, we believe Adjusted EBITDA is useful to investors because it allows greater transparency related to a significant measure used by management in its financial and operational decision-making and because it permits investors similarly to perform more meaningful analyses of past, present and future operating results and evaluations of the results of core ongoing operations. Furthermore, we believe investors would, in the absence of the Company’s disclosure of Adjusted EBITDA, attempt to use equivalent or similar measures in assessment of our operating performance and the valuation of our Company. We have reported Adjusted EBITDA to our investors in the past and believe its inclusion at this time will provide consistency in our financial reporting.
Adjusted EBITDA, as used in this press release, is EBITDA adjusted for ballot initiative costs, impairment charges related to intangible assets and discontinued construction projects, pre-opening expenses and transition and rebranding costs. In future periods, the adjustments we make to EBITDA in order to calculate Adjusted EBITDA may be different than or in addition to those made in this release. The foregoing tables reconcile Adjusted EBITDA to EBITDA and operating (loss) income, based upon GAAP.
Adjusted EPS
Adjusted EPS, as used in this press release, is diluted (loss) earnings per share, excluding the after-tax per-share impacts of ballot initiative costs, impairment charges related to intangible assets and discontinued construction projects, pre-opening expenses and transition and rebranding costs. Management adjusts EPS, when deemed appropriate, for the evaluation of operating performance because we believe that the exclusion of certain non-recurring items is necessary to provide the most accurate measure of our core operating results and as a means to compare period-to-period results. We have chosen to provide this information to investors to enable them to perform more meaningful analysis of past, present and future operating results and as a means to evaluate the results of our core ongoing operations. Adjusted EPS is a significant factor in the internal evaluation of total Company performance and incentive compensation for senior management. Management believes this measure is used by investors in their assessment of our operating performance and the valuation of our Company. In future periods, the adjustments we make to EPS in order to calculate Adjusted EPS may be different than or in addition to those made in this release. The foregoing table reconciles EPS to Adjusted EPS.
Limitations on the Use of Non-GAAP Measures
The use of EBITDA, Adjusted EBITDA and Adjusted EPS has certain limitations. Our presentation of EBITDA, Adjusted EBITDA and Adjusted EPS may be different from the presentations used by other companies and therefore comparability among companies may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to the GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.
EBITDA, Adjusted EBITDA and Adjusted EPS should be used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to net income, operating income or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA, Adjusted EBITDA and Adjusted EPS reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.
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